Exhibit 10.10.7

Private and Confidential

April 22, 2015

Mr. Luis Felipe Huerta

Calle El Encierro D-1 1 Urbanizaciån La Ensenada

La Molina, Lima 12

Perü

Dear Luis Felipe:

I am pleased to extend the following offer of employment with Minera Luz del Sol, S. de R.L. de C.V. (the Company), a wholly owned subsidiary of Sunshine Silver Mining & Refining Corporation (SSMRC). Although legally employed by SSMRC's Mexican subsidiary, you will be considered an integral part of the SSMRC senior management team. Your position will be Project Director, Los Gatos Project, seconded to the Los Gatos joint venture company Minera Plata Real and based in Chihuahua, Mexico commencing on May 15 2015. Your primary responsibilities will be to manage and oversee exploration, development and operations activities at the Los Gatos Project, a joint venture between SSMRC and Dowa Metals & Mining Co., Ltd., near the municipality of San Jose del Sitio, Mexico.

The following are the major terms of your employment:

Salary:

US$200,000 per annum, inclusive of the 30 days statutory holiday pay (Aguinaldo), less statutory deductions. As you will be a Mexico employee, you will be eligible to receive the 30 days statutory holiday pay (Aguinaldo) paid to employees in Mexico. Accordingly, your monthly salary will be $15,384.62, before taxes. You will also be eligible for benefits similar to the benefits provided to U.S. employees.

Title:	Project Director, Los Gatos

Reporting to:	Vice President, Mexico and Corporate Exploration

Principal Place of Work:	Chihuahua, Mexico and San Jose del Sito, Mexico

370 17th Street, Suite 3800, Denver, CO 80202 | P: 303.784.5343 | F: 303.784.5351 wwwsunshinesilvermining.com

Work Visa:	The Company and SSMRC will pay the costs for you and your family to obtain the necessary visas for you to work in Mexico, and will work with you and the authorities to obtain the required work visa.

You are entitled to four (4) weeks of paid annual vacation, accrued on a monthly basis, to be taken in accordance with the Company’s and SSMRC’s policies.

Vacation:

Group Benefits:

You are eligible for participation in the medical, dental, vision and life insurance employee benefits plans or programs of the Company comparable to those provided by SSMRC. You will be entitled to receive an additional 6% annually, up to the maximum matching limits granted to SSMRC employees, of your salary as compensation in lieu of a 401K plan as the Company does not have a defined contribution plan.

Other Benefits:

You shall be eligible for an incentive bonus each calendar year targeted at 40% of base salary (prorated for service during partial years and before taxes), contingent on your personal performance and on the achievement of goals approved by the SSMRC Board of Directors. Annual bonuses will be paid in cash, restricted or unrestricted common stock at the discretion of the SSMRC Board of Directors.

You shall be eligible to participate in the equity award program (initial and ongoing) of SSMRC under its Long Term Incentive Plan (LTIP), as approved by the SSMRC Board of Directors. An initial award of options to purchase 40,000 shares of the SSMRC's common stock with an exercise price set at the Company's current valuation will be awarded to you subject to Board of Director approval and your agreement to the SSMRC Stock Option Agreement to be provided to you. These options have a ten-year term and will vest over four years at 25% of the total award per annum. Future equity awards are awarded at the discretion of the SSMRC board of directors, and are expected to be granted in the form of stock options in SSMRC's common stock.

Education and Other Benefits:	The Company will reimburse you up to $1,800 per month (reviewed annually) for the cost of schooling for your three children.

You will be provided with a Company vehicle for your use.

You, your spouse, and children will be entitled to two roundtrip economy class flights to your home base of Lima, Peru annually beginning July 1, 2015.

Severance Arrangements:	If your employment is terminated by the Company without Cause (as defined under Mexican employment law), you shall be entitled to:

• Any unpaid portion of your current year salary earned to your final employment date,
• Twelve (12) months base salary,
• Incentive bonus, if any, awarded and unpaid from a prior year,
• Pro-rated incentive bonus, if any, for the year of termination,
• Continuation of group medical, dental and vision insurance benefits, subject to any restrictions or limitations imposed by the Company's insurers, for a period of up to one year, and
• The reasonable cost of moving your household goods, but not the furniture purchased by the Company for your housing in Mexico, and economy class flights for you and your family to Lima, Peru.

If your employment is terminated with Cause, or if you terminate your employment with the Company, you shall be entitled to your current year salary earned to your final employment date.

You agree to give the Company at least 30 days' notice of your resignation.

Non-Disclosure:

In the course of your employment you will become familiar with information about our businesses, properties, financial condition and exploration and other business opportunities that is not public ("Confidential Information"). You agree that you will keep this information confidential and not disclose this Confidential Information to third parties during your employment and for a period of three years following termination of your employment.

Relocation:	The Company will provide you and your wife one visit to Chihuahua (economy class flights) to select housing for the duration of your assignment.

The Company will provide up to $2,400 per month (to be reviewed annually) toward housing in Chihuahua for the duration of your employment in Mexico. In addition, the Company will provide up to $15,000 toward furniture to be used exclusively in the housing you select. Such furniture will be the property of the Company.

The Company will provide you with a forgivable loan to pay the reasonable costs of: 1) up to $15,000 of furniture to be used exclusively in the housing you select, and 2) relocation (economy class flights) for you, your family and household goods from Medellin, Columbia to Chihuahua, Mexico.

Based upon three cost estimates you obtain for relocation of your household goods, you and the Company will select the service provider for such household goods relocation.

Such furniture and relocation costs will be repaid by you to the Company should you resign without Cause or be terminated with Cause before six months of your initial employment date. After your initial six months of employment, your furniture and relocation loan will be forgiven in equal increments over the subsequent eighteen months.

Any representations or terms of employment contrary or in addition to those contained in this letter, which may have been made to you, are superseded by this offer.

If you have any questions regarding this conditional offer of employment, please do not hesitate to contact me, If it is acceptable, please sign below signifying your acceptance and return it to me no later than April 24, 2015. If you accept this offer, the terms described in this letter constitute the terms of your employment with the Company.

We welcome you to the SSMRC team.

Very truly yours,

For Stephen Orr
Stephen Orr
Chief Executive Officer & Executive Chairman
Sunshine Silver Mining & Refining Corporation

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I accept this offer of employment with the understanding that it is not an employment contract, either express or implied. I understand that either I or the Company may terminate my employment at any time, for any reason, with or without reason and with or without notice.

/s/ Luis Felipe Huerta	MEDELLIN APRIL 23, 2015
Luis Felipe Huerta	Date